Exhibit (k)(3)

AMENDED AND RESTATED
EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, dated as of July 27, 2012, by and between BlackRock Advisors, LLC (“BlackRock”) and BlackRock Preferred Partners LLC (the “Fund”).

WHEREAS, the Fund is a Delaware limited liability company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company;

WHEREAS, in exchange for fees specified in the investment advisory agreement between BlackRock and the Fund, BlackRock provides advisory services to the Fund; and

WHEREAS, the Fund and BlackRock have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain expenses of the Fund at a level below the level to which it would normally be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1           EXPENSE LIMIT. To the extent that the aggregate expenses incurred by the Fund, which include all of the Fund’s expenses ("Operating Expenses") other than expenses disclosed in the Fund’s registration statement filed with the Securities and Exchange Commission as not being included as part of the expense limit (which currently include (i) the management fee, (ii) interest expense, if any, (iii) expenses incurred directly or indirectly by the Fund as a result of expenses incurred by a portfolio fund in which the Fund invests, (iv) any trading-related expenses, including, but not limited to, clearing costs and commissions, (v) dividends on short sales, if any, (vi) any other extraordinary expenses not incurred in the ordinary course of the Fund’s business (including, without limitation, litigation expenses) and (vii) if applicable, distribution and investor services related fees paid to the distributor of the Fund's securities – collectively, the "Excluded Expenses") for the period beginning and ending on the Fund’s fiscal year end which is March 31 (each, an “Applicable Year”) exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of BlackRock.  In the event that any Applicable Year is for a period less than 365 days (for example, the Fund's initial year of operations or because this Agreement is terminated in the middle of a fiscal year), the Operating Expenses shall be annualized for purposes of calculating the Excess Amount.  The list of Excluded Expenses in this Agreement shall be automatically amended on the effective date of the Fund's Registration Statement or any amendment thereto if the list of Excluded Expenses set forth in the prospectus included in the Registration Statement differs from the list in this Agreement and such new list of Excluded Expenses was approved by a majority of the Non-Interested Directors (defined below).

1.2           OPERATING EXPENSE LIMIT. The Fund’s "Operating Expense Limit" in any Applicable Year shall be 50 basis points of the Fund's average net assets for the Applicable Year, or such other rate as may be agreed to in writing by the parties.

1.3           METHOD OF COMPUTATION. To determine BlackRock’s liability with respect to the Excess Amount, each quarter the Operating Expenses for the Fund shall be annualized for the Applicable Year as of the last day of the quarter. If such annualized Operating Expenses for any quarter exceed the Operating Expense Limit of the Fund, BlackRock shall (i) waive or reduce its fees from the Fund for such quarter and/or (ii) remit to the Fund an amount that is sufficient to pay such Excess Amount, and such waiver, reduction or remittance shall occur in the quarter following the quarter in which the liability was incurred.

1.4           YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first quarter of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced and other payments remitted by BlackRock to the Fund with respect to the previous Applicable Year shall equal the Excess Amount.

2.	REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

2.1           REIMBURSEMENT. In any Applicable Year during which the total assets of the Fund are greater than $50 million and in which BlackRock or an affiliate serves as investment adviser or administrator to the Fund, if the estimated aggregate Operating Expenses of the Fund for the Applicable Year are less than the Operating Expense Limit for that Applicable Year, BlackRock shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the fees waived or reduced and other payments remitted by BlackRock to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which BlackRock may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by BlackRock, the expenses reimbursed by BlackRock and all other payments remitted by BlackRock to the Fund, pursuant to Section 1 hereof, during any of the previous two (2) Applicable Years, less any reimbursement previously paid by the Fund to BlackRock with respect to such waivers, reductions, reimbursements and payments during such period. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.  The Board shall be notified quarterly of any reimbursements paid to BlackRock in the previous quarter.

2.2           METHOD OF COMPUTATION. To determine the Fund’s payments, if any, to reimburse BlackRock for the Reimbursement Amount, each quarter the Operating Expenses shall be annualized for the Applicable Year as of the last day of the quarter. If such annualized Operating Expenses for any quarter are less than the Operating Expense

Limit of the Fund, the Fund shall pay to BlackRock an amount sufficient to increase the annualized Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to BlackRock will in no event exceed the total Reimbursement Amount. Payment of such reimbursement to BlackRock shall be made even if on such payment date the then current Operating Expenses incurred by the Fund exceed the Operating Expense Limit.  In the event the Operating Expense Limit is changed subsequent to an Applicable Year in which the respective portion of the Reimbursement Amount was incurred, the amount available to reimburse BlackRock in accordance with this Section 2.2 shall be calculated by reference to the Operating Expense Limit for the Fund in effect at the time the respective portion of the Reimbursement Amount was incurred, rather than the subsequently changed Operating Expense Limit.

2.3           YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first quarter of each Applicable Year, an adjustment payment shall be made by the appropriate party in order that the actual Operating Expenses of the Fund for the prior Applicable Year (including any reimbursement payments hereunder with respect to such Applicable Year) do not exceed the Operating Expense Limit.

2.4           SURVIVAL.  This Section 2, including, for the avoidance of doubt, the Fund’s reimbursement obligations, shall survive the termination of this Agreement.

3.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect until July 31, 2013 and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Fund who (i) are not “interested persons” of the Fund or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Directors”). Nevertheless, this Agreement may be terminated prior to expiration by the Fund, without payment of any penalty, upon 90 days’ prior written notice to BlackRock at its principal place of business (or at an earlier date as may be agreed to by both parties); provided that such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

4.	MISCELLANEOUS.

4.1           CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2           INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of New York. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s limited liability company operating agreement or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

4.3           DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act, shall have the same meaning as and be resolved by reference to the 1940 Act.

4.4           AMENDMENT TO THIS AGREEMENT.  This Agreement may be amended only by a written agreement signed by each of the parties to which the amendment relates.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

BLACKROCK PREFERRED PARTNERS LLC

By:
Name: Brendan Kyne
Title: Vice President

BLACKROCK ADVISORS, LLC

By:
Name: Neal Andrews
Title: Managing Director

Signature Page to BlackRock Preferred Partners Expense Limitation Agreement